Exhibit 10.6E

BIGBAND NETWORKS, INC.

2007 EQUITY INCENTIVE PLAN

ISRAELI SUB-PLAN

(For Israeli Residents Only)

1.	Special Provisions for Israeli Tax Payers

This Israeli Sub-Plan (the “Sub-Plan”) to the BigBand Networks, Inc. 2007 Equity Incentive Plan (the “Plan”) shall apply only to participants who are residents of Israel. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Sub-Plan. Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by Applicable Laws, the following terms shall apply to all Awards granted to residents of Israel, until such time as the Administrator amends this Sub-Plan or the Administrator otherwise provides.

This Sub Plan applies with respect to grants of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares under the Plan (individually or collectively be referred to as “Awards”). The purpose of this Sub Plan is to establish certain rules and limitations applicable to Awards and Shares that may be granted or issued under the Plan from time to time, in compliance with the securities and other applicable laws currently in force in the State of Israel. Except as otherwise provided by this Sub Plan, all grants made pursuant to this Sub Plan shall be governed by the terms of the Plan.

2.	Definitions

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this Sub Plan:

“3(i) Option” means an Option which is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is not an Eligible 102 Optionee.

“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) of the ITO pursuant to which the income is taxed as a capital gain.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO pursuant to which income resulting from the sale of Stock derived from Awards is taxed as ordinary income.

“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Optionee, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

“Affiliate” means any “employing company” within the meaning of Section 102(a) of the ITO.

“Controlling Shareholder” as defined under Section 32(9) of the Ordinance, means an employee who prior to the grant or as a result of the exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the Ordinance) (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company (as defined in the Ordinance), or (v) the right to appoint a director of the Company.

“Election” means the Company’s choice of the type (as between capital gains track or ordinary income track) of 102 Trustee Grants it will make under the Plan, as filed with the ITA.

“Eligible 102 Optionee” means an Employee a Director or an officer, who is not a Controlling Shareholder.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version) 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Non-Trustee Grant” means an Award granted to an Eligible 102 Optionee pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Option” means an Option granted pursuant to the terms and conditions of the Plan and the Sub-Plan .

“Required Minimum Trust Period” means the requisite period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which Awards or Shares issued thereunder must be held by the Trustee for the benefit of the person to whom it was granted in order for such grant to enjoy the tax benefits afforded to a 102 Trustee Grant.

“Rules” means the Income Tax Rules (Tax benefits in Shares Issuance to Employees) 5763-2003.

“Section 102” means Section 102 of the ITO as amended from time to time and any regulations, rules and orders of procedures promulgated thereunder as now in effect or as hereafter amended, including the Rules.

“Trustee” means a person or entity designated by the Board to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

3.	Types of Awards and Section 102 Election

3.1 102 Trustee Grants whether made as grants of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, shall be made pursuant to either (a) Section 102(b)(2) of the ITO as 102 Capial Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Optionees at any time.

3.2 Eligible 102 Optionees may receive only 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan . Optionees who are not Eligible 102 Optionees may be granted only 3(i) Options under this Sub-Plan .

3.3 No 102 Trustee Grants may be made effective pursuant to this Sub-Plan until 30 days after the requisite filings required by the ITO and the Rules have been made with the ITA.

3.4 The Award Agreement shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Option; and, if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

3.5 Each Awards granted pursuant to this Sub-Plan shall be evidenced by an Award Agreement.

4.	Terms And Conditions of 102 Trustee Awards

4.1 Each 102 Trustee Grant shall be held by the Trustee and each certificate for Shares acquired pursuant to the exercise of an Option, issued directly as Shares shall be issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Optionee for the Required Minimum Trust Period. After the elapse of the Required Minimum Trust Period, the Trustee may release such Award and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Optionee has paid any applicable tax due pursuant to the ITO or (ii) the Trustee and/or the Company or its Affiliate withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Trustee Awards or Shares issued thereunder prior to the full payment of the Eligible 102 Optionee’s tax liabilities arising from the grant of the Award or the issuance or vesting of the Shares.

4.2 Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Sub-Plan or any agreement that is not consistent therewith. Any provision of the ITO and any additional terms required by the ITA not expressly specified in this Sub-Plan or the Award Agreement, as applicable, which are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Optionee. The Trustee and the Eligible 102 Optionee granted a 102 Trustee Grant shall comply with the ITO, and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee and any tax ruling obtained from the ITA. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Optionee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102.

4.3 During the Required Minimum Trust Period, the Eligible 102 Optionee shall not require the Trustee to release or sell the Awards or Shares issued thereunder and other shares received subsequently following any realization of rights derived from Awards or Shares (including stock dividends) to the Eligible 102 Optionee or to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable agreement and any applicable law. To avoid doubt such sale or release during the Required Minimum Trust Period will result in different tax ramifications to the Eligible 102 Optionee under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Optionee.

4.4 In the event a stock dividend is declared and/or additional rights are granted with respect to Shares which derive from 102 Trustee Grants, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Required Minimum Trust Period for such shares and/or rights shall be measured from the commencement of the Required Minimum Trust Period for the Awards with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Optionee after deduction of taxes and mandatory payments in compliance with applicable withholding requirements.

5.	Assignability

As long as Awards or Shares are held by the Trustee on behalf of the Eligible 102 Optionee, all rights of the Eligible 102 Optionee over the Award and Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.	Tax Consequences

6.1 Any tax consequences arising from the grant, vesting or exercise of any Awards, from the payment for Shares covered thereby, or from any other event or act (of the Company and/or its affiliates and/or the Trustee and/or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. The Company and/or any of its Affiliates and/or the Trustee may make such provisions and take such steps as they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to wards under the Plan and the exercise, vesting and/or sale or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Optionee, including by deducting any such amount from the Optionee’s salary or other amounts payable to the Optionee, to the maximum extent permitted under law and/or (ii) requiring the Optionee to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares. The Company and/or the Trustee shall not be required to release any Shares to the Optionee until all required withholding taxes have been paid by the Optionee. In addition, the Optionee will be required to pay any amount due in excess of the tax withheld and transferred to the ITA, pursuant to applicable tax laws, regulations and rules.

For avoidance of doubt, there is no assurance that all of the Awards granted as Section 102 Awards shall be eligible for the tax benefits pursuant to Section 102 and therefore any tax consequences arising from the grant, vesting or exercise of any Awards, from the payment for Shares covered thereby, or from any other event or act (of the Company and/or its affiliates and/or the Trustee and/or the Optionee), hereunder, shall be borne solely by the Optionee. The grant of the Awards shall be subject to any tax ruling (if granted) by the Company.

6.2 With respect to Non-Trustee Grants, if the Optionee ceases to be employed by the Company or any Affiliate, the Eligible 102 Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares. to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

6.3 Following the grant of Options under this Sub-Plan and in any case in which the participant shall stop being considered as an “Israeli Resident,” as defined in the Ordinance, the Company may, if and to the extent the Ordinance and/or the rules promulgated thereunder shall impose such obligation on the Company, to withhold all applicable taxes from the participant, to remit the amount withheld to the appropriate Israeli tax authorities and to report to such participant the amount so withheld and paid to said tax authorities.

6.4 Notwithstanding anything herein to the contrary, this Sub-Plan shall be governed by the provisions of the Ordinance, the rules promulgated thereunder, and any other applicable Israeli laws with respect to Service Providers or Employees who are Israeli residents.

6.6 This Sub-Plan shall be deemed to be part of the Plan and the Administrator shall have the authority to amend this Sub-Plan in accordance with Section 19 of the Plan.